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                                                                     Exhibit 5.1

                                                   November 24, 1999


ACTV, Inc.
1270 Avenue of the Americas
New York, New York 10020

Gentlemen:

         You have requested our opinion with respect to the offer and sale by you, ACTV, Inc., a Delaware corporation (the "Company"), pursuant to a registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Act"), of (i) up to 492,500 shares of common stock of ACTV, Inc., par value $.10 per share (the "Common Stock"), issuable upon exercise of options available for grant under the Company's 1998 Stock Option Plan, (ii) up to 1,718,000 shares of Common Stock issuable upon exercise of stock options available for grant under the Company's 1999 Stock Incentive Plan and (iii) 137,390 shares of Common Stock for pursuant to the ACTV, Inc. 401(k) Plan (collectively the "Plan Shares").

         We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of executive officers and responsible employees and agents of the Company.

         Based upon the foregoing, it is our opinion that the Plan Shares have been duly and validly authorized and when sold, paid for and issued as contemplated the 1998 Stock Option Plan, the 1999 Stock Incentive Plan and the ACTV, Inc. 401(k) Plan, will be duly and validly issued and fully paid and nonassessable.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.


                                     Very truly yours,


                                     /s/ GERSTEN, SAVAGE & KAPLOWITZ, LLP
                                     ------------------------------------
                                     Gersten, Savage & Kaplowitz, LLP